Exhibit 99.1
News Release

HANOVER COMPRESSOR COMPANY
12001 N. Houston Rosslyn
Houston, TX 77086
(281) 447-8787
Contact: Lee Beckelman, Investor Relations

HANOVER COMPRESSOR REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS

HOUSTON, July 30, 2004 – Hanover Compressor Company (NYSE:HC), a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for oil and natural gas processing and transportation applications, today reported financial results for the quarter ended June 30, 2004.

Summary

Second quarter 2004 revenue increased 7% to $296.7 million compared to second quarter 2003 revenue of $276.4 million.

EBITDA from continuing operations (consolidated income (loss) from continuing operations before interest expense, leasing expense, provision for (benefit from) income taxes, depreciation and amortization, and goodwill impairment) for the second quarter 2004 increased by 9% to $77.6 million from $70.9 million for the same period a year earlier. Included in second quarter 2003 EBITDA was a $1.7 million charge to provide for the cost of the securities-related litigation settlement.

Net loss for the second quarter 2004 was $9.1 million, or $0.11 per share compared with net income of $0.2 million, or $0.00 per share in the second quarter 2003. Based on the U.S. statutory rate, the company estimates that its tax expense for the three months ended June 30, 2004 was approximately $4.7 million higher because of its current tax position in the U.S. This expense is discussed in greater detail below.

“In the second quarter of 2004, our focus on core operations began paying off as evidenced by our increased EBITDA, utilization, improving fabrication results and increased parts and service revenue,” said Chad Deaton, President and Chief Executive Officer of Hanover. “Going into the second half of 2004, we anticipate improving market conditions, both domestically and internationally. Domestically, we expect slow, but steady improvement in both the rental and fabrication markets, with healthy activity levels in the Gulf Coast and Western United States. Internationally, Belleli’s increased backlog should lead to continued operating improvements in the second half of the year. We believe that Latin America will continue to be an active market and we are encouraged by the progress we have made recently in the Middle East and West Africa. “

Summary of Business Segment Results

Domestic Rentals
(in thousands)

	Three months ended
	June 30,		Increase
	2004	2003	(Decrease)
Revenue	$83,680	$80,256	4%
Operating expense	34,950	31,006	13%

Gross profit	$48,730	$49,250	(1)%
Gross margin	58%	61%	(3)%

Domestic rental revenue increased in the second quarter 2004, compared to the same period a year earlier, due primarily to improved utilization in the company’s domestic compression rental fleet. Utilization of Hanover’s domestic compression rental fleet increased to 79% at June 30, 2004 from 73% at June 30, 2003. Gross profit and gross margin for the quarter decreased slightly, compared to the previous year’s results, due to increased maintenance and repair expense and increased start up costs associated with bringing idle compression units online.

International Rentals
(in thousands)

	Three months ended
	June 30,		Increase
	2004	2003	(Decrease)
Revenue	$58,359	$51,014	14%
Operating expense	15,196	14,905	2%

Gross profit	$43,163	$36,109	20%
Gross margin	74%	71%	3%

Second quarter 2004 international rental revenue and gross profit increased, compared to the second quarter 2003, primarily due to increased compression and processing plant rental activity in Argentina, Brazil and Mexico. Gross margin for the second quarter 2004 increased, when compared to the same period in 2003, primarily due to lower repair and maintenance expense that is expected to increase in the second half of 2004. Revenues and gross profit in the second quarter 2004 included approximately $0.9 million in additional contractual inflation adjustments in Venezuela and approximately $1.1 million in negotiated start up payments received in Brazil associated with a compression rental project that was scheduled to start up in the first quarter 2004 but was delayed by the customer.

Parts, Service and Used Equipment
(in thousands)

	Three months ended
	June 30,		Increase
	2004	2003	(Decrease)
Revenue	$41,913	$34,976	20%
Operating expense	31,748	26,011	22%

Gross profit	$10,165	$8,965	13%
Gross margin	24%	26%	(2)%

Parts, service and used equipment revenue and gross profit for the second quarter 2004 was higher than the same period a year earlier due primarily to increased international parts and service revenue. Gross margin for the quarter was lower than the previous year’s results primarily due to a high margin installation project in the second quarter 2003. For the second quarter 2004, parts and service revenue increased 15% to $35.4 million with a gross margin of 28% from $30.8 million and 27%, respectively, for the second quarter 2003. Used rental equipment and installation sales revenue in the second quarter 2004 was $6.5 million with a gross margin of 4%, compared to $4.2 million at a 19% gross margin for the same period a year earlier.

Compression and Accessory Fabrication
(in thousands)

	Three months ended
	June 30,		Increase
	2004	2003	(Decrease)
Revenue	$44,159	$36,420	21%
Operating expense	40,454	32,965	23%

Gross profit	$3,705	$3,455	7%
Gross margin	8%	9%	(1)%

For the second quarter 2004, compression fabrication revenue and gross profit increased primarily due to the company’s increased focus on fabrication that led to increased sales. Gross margin declined, compared to second quarter 2003 as the company continues to face strong competition for new orders, which negatively impacted sales prices and the resulting gross margin.

Production and Processing Equipment Fabrication
(in thousands)

	Three months ended
	June 30,		Increase
	2004	2003	(Decrease)
Revenue	$63,017	$65,810	(4)%
Operating expense	53,887	60,145	(10)%

Gross profit	$9,130	$5,665	61%
Gross margin	14%	9%	5%

Production and processing equipment fabrication revenue for the second quarter 2004 was lower than the same period in 2003 primarily due to a decrease in orders received from the company’s customers in the second half of 2003. Included in production and processing equipment fabrication revenue and expense for the second quarter 2004 was $31.9 million in revenue and $27.7 million in expense for Belleli, compared to $30.9 million in revenue and $29.2 million in expense for Belleli in the second quarter 2003. Gross profit and gross margin for production and processing equipment fabrication for the second quarter of 2004 increased, compared to the second quarter 2003, due primarily to improvements in Belleli’s operating performance.

Selling, general, and administrative expense (“SG&A”) for the second quarter 2004 was $41.7 million, compared to $40.2 million in the second quarter 2003. As a percentage of revenue, SG&A in the second quarter 2004 was 14%, compared to 15% for the same period a year earlier.

Depreciation and amortization expense for the second quarter 2004 increased to $44.5 million, compared to $36.1 million for the same period a year ago. Second quarter 2004 depreciation and amortization expense increased primarily due to: (i) approximately $4.2 million in additional depreciation expense associated with the compression equipment operating leases that were consolidated into Hanover’s financial statements in the third quarter of 2003; (ii) increased depreciation expense due to additions to the rental fleet, including maintenance capital, placed in service during the first six months of 2004 and during 2003; and (iii) approximately $1.0 million in additional amortization expense to write off deferred financing costs associated with the June 2004 refinancing of the company’s 2000A compression equipment lease obligations.

The company’s effective tax rate for the second quarter 2004 was (262)%, compared to 72% for the same period a year earlier. Due to Hanover’s recent domestic tax losses, the company cannot reach the conclusion that it is “more likely than not” that certain of its U.S. deferred tax assets will be realized in the near future. Accordingly, the company’s provision for income taxes for the second quarter 2004 did not include a tax benefit for the company’s estimate of anticipated U.S. losses because the benefit is not anticipated to be realized in the near future. Based on a statutory rate, the company estimates that its tax expense for the second quarter of 2004 was approximately $4.7 million higher because of its current tax position in the U.S.

Liquidity and Other

Hanover had capital expenditures of approximately $20 million in the second quarter 2004, compared to approximately $40 million for the same period last year. At June 30, 2004, the company had no outstanding borrowings under its $350 million bank credit facility, approximately $1.76 billion in debt, and approximately $52 million in cash.

“We continue to demonstrate capital discipline as evidenced by our reduced capital expenditures in the second quarter, relative to the same period a year earlier” said John Jackson, Senior Vice President and Chief Financial Officer of Hanover. “In addition, we continue to be focused on debt reduction and year to date, through July, we have paid down approximately $60 million in debt and compression equipment lease obligations through positive cash flow.”

Total compression horsepower at June 30, 2004 was approximately 3,481,000, including approximately 2,568,000 horsepower in the United States and approximately 913,000 horsepower internationally. Hanover’s total compression horsepower utilization rate as of June 30, 2004 was approximately 83%, an increase over utilization of approximately 82% at March 31, 2004 and 79% at June 30, 2003. Domestic and international utilization at June 30, 2004 was approximately 79% and 96%, respectively, compared to approximately 78% and 94%, respectively, at March 31, 2004, and approximately 73% and 94%, respectively, at June 30, 2003.

At June 30, 2004, Hanover’s third-party fabrication backlog, excluding Belleli, was approximately $104 million compared to approximately $97 million at March 31, 2004 and $84 million at June 30, 2003. Backlog for Belleli at June 30, 2004 was approximately $162 million, compared to approximately $124 million at March 31, 2004 and $77 million at June 30, 2003.

Conference Call Details

Hanover will host a conference call at 11:00 a.m. Eastern Time, on Friday, July 30, 2004 to discuss financial results for the second quarter 2004, and other matters. To access the call, US and Canadian participants should dial (800) 601-8584, international participants should dial (706) 643-1959 at least ten minutes before the scheduled start time. Please reference Hanover conference call number 8533822. For those unable to participate, a replay will be available from 2:00 p.m. Eastern Time on Friday, July 30th until midnight on Friday August 6th. To listen to the replay, please dial (800) 642-1687 in the United States and Canada, or (706) 645-9291 internationally, access code 8533822. The company’s conference call will also be broadcast live over the Internet. To access the webcast, log onto the company’s web site (www.hanover-co.com), and click on the webcast link located on the company’s home page.

About Hanover Compressor

Hanover Compressor Company (www.hanover-co.com) is a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for oil and natural gas processing and transportation applications. Hanover sells and rents this equipment and provides complete operation and maintenance services, including run-time guarantees for both customer-owned equipment and its fleet of rental equipment. Founded in 1990 and a public company since 1997, Hanover’s customers include both major and independent oil and gas producers and distributors as well as national oil and gas companies.

Certain matters discussed in this document are “forward-looking statements” intended to qualify for the safe harbors established by the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can generally be identified as such because of the context of the statement or because the statement includes words such as “believes,” “anticipates,” “expects,” “estimates,” or words of similar import. Similarly, statements that describe Hanover’s future plans, objectives or goals or future revenues or other financial measures are also forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated as of the date the statements were made. These risks and uncertainties include, but are not limited to: our inability to renew our short-term leases of equipment with our customers so as to fully recoup our cost of the equipment; prolonged substantial reduction in oil and gas prices, which could cause a decline in the demand for our compression and oil and natural gas production equipment; reduced profit margins or the loss of market share resulting from competition or the introduction of competing technologies by other companies; legislative changes or changes in economic or political conditions in the countries in which we do business; the inherent risks associated with our operations, such a equipment defects, malfunctions and failures and natural disasters; governmental safety, health, environmental and other regulations, which could require us to make significant expenditures; our inability to implement certain business objectives such as integrating acquired businesses, implementing our new enterprise resource planning systems, generating sufficient cash, accessing capital markets, refinancing existing or incurring additional indebtedness to fund our business, and executing our exit and sale strategy with respect to assets classified on our balance sheet as discontinued operations and held for sale; our inability to comply with covenants in our debt agreements and the decreased financial flexibility associated with our substantial debt. A discussion of these and other factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

(Tables Follow)

HANOVER COMPRESSOR COMPANY
CONSOLIDATED FINANCIAL DATA
AND EBITDA RECONCILIATION
(in thousands of dollars, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenues and other income:
Domestic rentals	$83,680	$80,256	$170,272	$158,905
International rentals	58,359	51,014	113,928	102,454
Parts, service and used equipment	41,913	34,976	86,520	72,746
Compressor and accessory fabrication	44,159	36,420	72,309	57,800
Production and processing equipment fabrication	63,017	65,810	116,446	145,950
Equity in income of non-consolidated affiliates	4,907	6,412	9,759	9,292
Other	646	1,476	1,738	2,904

	296,681	276,364	570,972	550,051
Expenses:
Domestic rentals	34,950	31,006	70,489	62,210
International rentals	15,196	14,905	32,322	29,925
Parts, service and used equipment	31,748	26,011	64,978	50,474
Compressor and accessory fabrication	40,454	32,965	66,370	51,603
Production and processing equipment fabrication	53,887	60,145	101,583	129,707
Selling, general and administrative	41,683	40,222	81,556	79,494
Foreign currency translation	627	(573)	(875)	(200)
Cost of litigation settlement	157	1,650	97	43,753
Other	387	(862)	347	505

	219,089	205,469	416,867	447,471

EBITDA from continuing operations (1), (2)	77,592	70,895	154,105	102,580
Depreciation and amortization	44,460	36,109	87,444	70,687
Leasing expense	—	20,804	—	43,139
Interest expense	35,731	12,287	70,981	24,434

	80,191	69,200	158,425	138,260

Income (loss) from continuing operations before income taxes	(2,599)	1,695	(4,320)	(35,680)
Provision for (benefit from) income taxes	6,804	1,222	14,451	(10,523)

Income (loss) from continuing operations	(9,403)	473	(18,771)	(25,157)
Income (loss) from discontinued operations, net of tax	342	(266)	256	(1,235)

Net income (loss)	$(9,061)	$207	$(18,515)	$(26,392)

Basic loss per common share:
Income (loss) from continuing operations	$(0.11)	$0.01	$(0.22)	$(0.31)
Loss from discontinued operations, net of tax	—	(0.01)	—	(0.02)

Net income (loss)	$(0.11)	$—	$(0.22)	$(0.33)

Diluted loss per common share:
Income (loss) from continuing operations	$(0.11)	$0.01	$(0.22)	$(0.31)
Loss from discontinued operations, net of tax	—	(0.01)	—	(0.02)

Net income (loss)	$(0.11)	$—	$(0.22)	$(0.33)

Weighted average common and common equivalent shares outstanding:
Basic	85,114	80,804	84,076	80,620

Diluted	85,114	82,004	84,076	80,620

Gross profit percentage:
Domestic rentals	58%	61%	59%	61%
International rentals	74%	71%	72%	71%
Parts, service and used equipment	24%	26%	25%	31%
Compressor and accessory fabrication	8%	9%	8%	11%
Production and processing equipment fabrication	14%	9%	13%	11%

(1) EBITDA from continuing operations consists of consolidated income (loss) from continuing operations before interest expense, leasing expense, provision for (benefit from) income taxes, depreciation and amortization and goodwill impairment. We believe that EBITDA is a commonly used measure of financial performance for valuing companies in our industry. EBITDA should not be considered as an alternative to measures prescribed by generally accepted accounting principles and may not be comparably calculated from one company to another. Forward-looking information concerning Hanover’s 2004 net income, which we believe is the most directly comparable GAAP financial measure to Hanover’s EBITDA is unavailable because the following items are significantly uncertain so as make a 2004 prediction inadvisable: interest expense, foreign currency translation, taxes, depreciation, selling, general, and administrative expense, mark to market of derivative related to the shareholder note and net results from and proceeds of the sale of our discontinued operations. The ultimate outcome of these uncertain items may have an impact on our net income.

(2) Second quarter 2003 EBITDA included a $1.7 million estimated charge for the securities-related litigation settlement. First half 2003 EBITDA included a $43.8 million estimated charge for the securities-related litigation settlement.